                                                             Exhibit 99.1
For Immediate Release
---------------------
February 2, 2006


          NORDSTROM JANUARY SAME-STORE SALES INCREASE 6.0 PERCENT

    SEATTLE - February 2, 2006 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $431.1 million for the four-week period ending January 28, 2006, an increase of 11.6 percent compared to sales of $386.2 million for the four-week period ending January 29, 2005. Same-store sales increased 6.0 percent.

    Preliminary fourth quarter sales of $2.30 billion increased 9.3 percent compared to sales of $2.10 billion in 2004. Fourth quarter same-store sales increased 5.8 percent.

    Preliminary fiscal year 2005 sales of $7.72 billion increased 8.3 percent compared to sales of $7.13 billion in 2004. 2005 same-store sales increased
6.0 percent.

SALES RECORDING
    To hear Nordstrom's prerecorded January sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                  Total Sales                      Same-store Sales
                               -----------                      ----------------
(unaudited;          Fiscal       Fiscal     Percent       Total   Full-Line   Rack
 $ in millions)        2005         2004    Increase      Retail      Stores   Stores
                  ---------    ---------    --------      ------   ---------   ------
January             $431.1       $386.2       11.6%        6.0%        6.0%    15.4%
Fourth Quarter    $2,295.7     $2,100.3        9.3%        5.8%        5.8%    14.7%
Fiscal Year       $7,722.8     $7,131.4        8.3%        6.0%        5.4%    14.8%

Number of stores
 Full-line              98           94
 Rack and other         57           56
 International
 Faconnable
  boutiques             32           31
                       ---          ---
     Total             187          181

Gross square
 footage         20,070,000  19,397,000

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:
            Fourth Quarter Earnings       Thurs., Feb. 23, 2006
            February Sales Release        Thurs., Mar. 2, 2006
            March Sales Release           Thurs., Apr. 6, 2006
            April Sales Release           Thurs., May 4, 2006

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 32 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                            Media Contact:
RJ Jones, 206-303-3007                       Deniz Anders, 206-373-3038